Exhibit 15.1

通 商 律 師 事 務 所

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

Website: www.tongshang.com

April 26, 2019

To    360 Finance, Inc. (the “Company”)

China Diamond Exchange Center, Building B

No. 555 Pudian Road, No. 1701 Century Avenue

Pudong New Area, Shanghai 200122

People’s Republic of China

Dear Mesdames/Sirs,

We consent to the references to our firm under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with our VIEs and Their Shareholder” in 360 Finance, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2019. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices